HINTO ENERGY, INC. INCREASED OIL SALES

DENVER, CO--(Marketwired - Dec 31, 2013) - Hinto Energy, Inc. (OTCQB: HENI) announces increased oil sales in December 2013.

George Harris, the Company's Chief Executive Officer, remarked, "We are pleased to announce oil shipments of approximately 370 barrels for December 2013, representing the highest monthly shipments to date and a significant increase over previous months. The Company continues to increase production through enhancements to pumping methods expected to double or triple Montana oil production, in addition to further enhancing production by reworking existing oil wells in the Cisco, Utah fields."

In addition to production from current wells, management believes that the Company's Mason Lake, Montana and Cisco, Utah leases provide significant upside potential by drilling additional oil wells. The Company is continuing to evaluate opportunities to expand its well and lease holdings in Montana, Colorado, Utah and Wyoming.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana encompassing approximately 15,000 acres and 40 wells. The Company is based in Arvada, Colorado.

Notice  Regarding  Forward-Looking  Statements
----------------------------------------------

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.com